EXHIBIT 99.1



                                           [Letterhead]
                                      Deloitte & Touche LLP
                                      Two Prudential Plaza
                                      180 North Stetson
                                      Chicago, Illinois  60601

INDEPENDENT ACCOUNTANTS' REPORT


Board of Directors
John Deere Capital Corporation and Subsidiaries
Moline, Illinois

We have examined the accompanying management assertion (Exhibit
I) about John Deere Capital Corporation and Subsidiaries' (the Company) compliance with certain of the minimum servicing standards identified in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS (USAP) as of and for the year ended October 31, 1999, pursuant to the Servicing Agreement listed in Exhibit II. Management is responsible for the Company's compliance with those applicable minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the applicable minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the minimum servicing standards.

In our opinion, management's assertion that the Company complied with the applicable aforementioned minimum servicing standards as of and for the year ended October 31, 1999 is fairly stated, in all material respects.

This report is intended solely for the information and use of the Board of Directors and management of the Company, The Bank of New York (as Indenture Trustee), and Bankers Trust Delaware (as Owner Trustee) and is not intended to be and should not be used by anyone other than these specified parties.



DELOITTE & TOUCHE LLP
Chicago, Illinois

 /s/ Deloitte & Touche LLP
---------------------------------

February 22, 2000

Page 5

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                                       [Letterhead]
                                   John Deere Credit
                                   Deere Credit Services, Inc.
                                   1415 28th Street
                                   P. O. Box 65090
                                   West Des Moines, Iowa 50265



February 22, 2000                         EXHIBIT I


As of and for the year ended October 31, 1999, John Deere Capital Corporation and Subsidiaries has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS, to the extent that such servicing standards are applicable to the servicing obligations pursuant to the Servicing Agreement as applicable, included in Exhibit II.

Due to the nature of the above mentioned Servicing Agreements, minimum standards I4, III3, III4, III6, V3, V4, and VII1 are not applicable and, accordingly, John Deere Capital Corporation and subsidiaries has not made an attempt to comply with those standards.




    /s/ Steven E. Warren
------------------------------------------------------
Steven E. Warren, Senior Vice President
   and Principal Accounting Officer



    /s/ Jon D. Volkert
------------------------------------------------------
Jon D. Volkert, President

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                                                   EXHIBIT II


RECEIVABLE   SERVICING AGREEMENT  INDENTURE       OWNER
  TRUST            DATE            TRUSTEE       TRUSTEE
--------------------------------------------------------------

JDOT 1999-A    May 15, 1999       The Bank of    Bankers Trust
                                   New York      Delaware



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